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               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the references to our firm under the captions "Financial Highlights" in each Prospectus and "Independent Auditors" and "Financial Statements" in the Statement of Additional Information in Post-Effective Amendment Number 37 to the Registration Statement (Form N-1A, No. 2-88566) of Neuberger Berman Advisers Management Trust and the incorporation by reference of our reports dated February 1, 2002 on Balanced Portfolio, Growth Portfolio, Guardian Portfolio, Limited Maturity Bond Portfolio, Liquid Asset Portfolio, Mid-Cap Growth Portfolio, Partners Portfolio, Regency Portfolio and Socially Responsive Portfolio (nine of the series comprising Neuberger Berman Advisers Management Trust) included in the December 31, 2001 Annual Reports to Shareholders of Neuberger Berman Advisers Management Trust.






                                                /s/ ERNST & YOUNG LLP


Boston, Massachusetts
April 26, 2002